Exhibit 97.1

AMENDED AND RESTATED POLICY ON REIMBURSEMENT OF INCENTIVE PAYMENTS AND

EQUITY AWARDS OF THE CHEESECAKE FACTORY INCORPORATED

The Board of Directors (the “Board”) of The Cheesecake Factory Incorporated (the “Company”) has adopted this Amended and Restated Policy on Reimbursement of Incentive Payments and Equity Awards of The Cheesecake Factory Incorporated (the “Policy”), effective as of October 2, 2023 (the “Effective Date”), which amends and restates in its entirety the Policy on Reimbursement of Incentive Payments and Equity Awards of The Cheesecake Factory Incorporated last revised on April 4, 2019 (the “Prior Policy”). Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 11.

1.	Persons Subject to Policy

This Policy shall apply to current and former Officers. Each Officer shall be required to sign an acknowledgment pursuant to which such Officer will agree to be bound by the terms of, and comply with, this Policy; however, any Officer’s failure to sign any such acknowledgment shall not negate the application of this Policy to the Officer.

2.Compensation Subject to Mandatory Recovery Under the Policy

Section 3(a) of this Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.

3.Recovery of Compensation

(a) In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable current or former Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery, or attempted recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

(b) In addition to (and without limiting) the provisions of Section 3(a) above, in the event the Company is required to prepare a Restatement, the Committee shall have the discretion to recover (to the extent permitted by applicable law) from any current or former Officer that engaged in fraud or intentional misconduct contributing to the need for such Restatement, any bonus and/or equity awards paid or granted to such Officer, including but not limited to, Incentive-Based Compensation, that were awarded during the Three-Year Period with respect to such Restatement. In determining the portion of any bonus and/or equity award(s) required to be repaid, the Committee may take into account those matters as it deems appropriate in its sole discretion, including the nature and circumstances of the fraud or intentional misconduct that contributed to the need for the restatement, and the amount of the bonus and/or equity award(s), if any, that would have been awarded to the Officer had the financial results been properly reported. In addition, the Committee may dismiss the Officer, authorize legal action, or take other actions to enforce the Officer’s agreement to be subject to the Policy as the Committee may deem appropriate and advisable in view of all of the circumstances at that time.

4.Manner of Recovery; Limitation on Duplicative Recovery

The Committee shall, in its sole discretion, determine the manner of recovery of any bonus and/or equity awards including Incentive-Based Compensation and Erroneously Awarded Compensation, which is subject to recovery under Section 3(a) or Section 3(b), including, without limitation, reduction or cancellation by the Company or an affiliate of the Company of any bonus and/or equity awards including Incentive-Based Compensation and Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy of any bonus and/or equity awards including Incentive Based Compensation and Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the bonus and/or equity awards including Incentive-Based Compensation and Erroneously Awarded Compensation, which is subject to recovery, against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of any bonus and/or equity awards including Incentive Based Compensation and Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of any bonus and/or equity awards including Incentive Based Compensation and Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation will be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

5.Administration

This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board of Directors of the Company (the “Board”) may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, shareholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.

6.Interpretation

Section 3(a) and the related applicable sections of this Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent they are inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.

7.No Indemnification; No Personal Liability

The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to Section 3(a) of this Policy or other amount the Committee determines to recover under Section 3(b), nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under Section 3(a) of this Policy. No member of the Committee or the Board shall have any personal liability to any person as a result of actions taken under this Policy and each member of the Committee and the Board shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any actions taken under this Policy. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

8.Application; Enforceability

Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company. This Policy shall be binding and enforceable against all current and former Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

9.Entire Agreement; Severability

Effective as of the Effective Date, this Policy amends and restates the Prior Policy in its entirety. The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10.Amendment and Termination

The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

11.Definitions

“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.

“Committee” means the Compensation Committee of the Company.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules. For Incentive-Based Compensation based on total stockholder return or stock price, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, Erroneously Awarded Compensation is the Committee’s reasonable estimate of the effect of the Restatement on the total stockholder return or stock price upon which the Incentive-Based Compensation was received, with documentation of the determination of such reasonable estimate provided by the Company to the applicable listing exchange or association.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total shareholder return.

“GAAP” means United States generally accepted accounting principles.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association, (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation, and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

“Incentive-Based Compensation” means, with respect to a Restatement or other recoverable event, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

“Officer” means, for purposes of this policy, the Company’s Internal Auditor and each executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

ACKNOWLEDGMENT AND CONSENT TO

AMENDED AND RESTATED POLICY ON REIMBURSEMENT OF INCENTIVE PAYMENTS AND

EQUITY AWARDS OF THE CHEESECAKE FACTORY INCORPORATED

The undersigned has received a copy of the Amended and Restated Policy on Reimbursement of Incentive Payments and Equity Awards of The Cheesecake Factory Incorporated (the “Policy”) adopted by The Cheesecake Factory Incorporated (the “Company”).

In consideration of, and as a condition to, the receipt of future cash and equity incentive compensation from the Company, the undersigned agrees to the terms of the Policy and agrees that compensation received by the undersigned may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary. The undersigned further acknowledges and agrees that the undersigned is not entitled to indemnification in connection with any enforcement of the Policy and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise.

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